Capital group completion fund series

SHAREHOLDER SERVICES AGREEMENT

1.                  The parties to this Shareholder Services Agreement (the “Agreement”), which is effective as of June 7, 2024, are Capital Group Completion Fund Series (the “Trust”), a Delaware statutory trust consisting of one Fund, the Capital Group Core Bond Completion Fund (the “Fund”), and American Funds Service Company, a California corporation (“AFS”). AFS is a wholly owned subsidiary of Capital Research and Management Company (“CRMC”). This Agreement will continue in effect until amended or terminated in accordance with its terms.

2.                  The Fund hereby employs AFS, and AFS hereby accepts such employment by the Fund, as its transfer agent. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Fund may from time to time require, in respect of shares of the Fund, all of which services are sometimes referred to herein as “shareholder services.” In addition, AFS assumes responsibility for the Fund’s implementation and compliance with the procedures set forth in the Anti-Money Laundering Program (“AML Program”) of the Fund and does hereby agree to provide all records relating to the AML Program to any federal examiner of the Fund upon request.

3.                  AFS has entered into substantially identical agreements with other investment companies for which CRMC serves as investment adviser. (For the purposes of this Agreement, such investment companies, including the Fund, are called “participating investment companies.”)

4.                  AFS has entered into an agreement with DST Systems, Inc. (hereinafter called “DST”), to provide AFS with electronic data processing services sufficient for the performance of the shareholder services referred to in paragraph 2.

5.                  The Fund, together with the other participating investment companies, will maintain a Review and Advisory Committee, which Committee will review and may make recommendations to the boards of the participating investment companies regarding all fees and charges provided for in this Agreement, as well as review the level and quality of the shareholder services rendered to the participating investment companies and their shareholders. Each participating investment company may select one director or trustee who is not affiliated with CRMC, or any of its affiliated companies, to serve on the Review and Advisory Committee.

6.                  AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

Annual account maintenance fee (paid monthly):

Fee (annual rate)

Full service accounts: $23.50 per account

Third party serviced accounts (primarily networked, trust networked, street, recordkeeping): 0.0020% of assets

No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS’ books and responds to all participant inquiries.

The fees described above shall be invoiced and paid within 30 days after the end of the month in which the services were performed.

Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of trustees of the Fund.

7.                  a. All Fund-specific charges from third parties -- including DST charges, payments described in the next sentence, postage, National Securities Clearing Corporation (NSCC) transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Fund or other participating investment companies, as applicable. AFS, subject to approval of its board of directors, is authorized in its discretion to negotiate payments to third parties for account maintenance and/or transaction processing services described in paragraph 7.b., provided such payments do not exceed the anticipated savings to the Fund, either in fees payable to AFS hereunder or in other direct Fund expenses, that AFS reasonably anticipates would be realized by the Fund from using the services of such third party rather than maintaining the accounts directly on AFS’ books and/or processing non-automated transactions.

b.       During the term of this Agreement, AFS shall perform or cause to be performed the transfer agent services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties. The Fund and AFS acknowledge that third parties will perform transfer agent services. In selecting third parties to perform transfer agent services, AFS shall select only those third parties that AFS reasonably believes have adequate facilities and personnel to diligently perform such services. As set forth in the Administrative Services Agreement between the Fund and CRMC, CRMC or its affiliates shall monitor, coordinate and oversee the activities performed by the third parties with which AFS contracts.

8.                  It is understood that AFS may have income in excess of its expenses and may accumulate capital and surplus. AFS is not, however, permitted to distribute any net income or accumulated surplus to its parent, CRMC, in the form of a dividend without the affirmative vote of a majority of the members of the board of trustees of the Fund and all participating investment companies.

9.                  This Agreement may be amended at any time by mutual agreement of the parties, with agreement of the Fund to be evidenced by affirmative vote of a majority of the members of the board of trustees of the Fund.

10.             This Agreement may be terminated on 180 days’ written notice by either party. In the event of a termination of this Agreement, AFS and the Fund will each extend full cooperation in effecting a conversion to whatever successor shareholder service provider(s) the Fund may select, it being understood that all records relating to the Fund and its shareholders are property of the Fund.

11.             In the event of a termination of this Agreement by the Fund, the Fund will pay to AFS as a termination fee the Fund’s proportionate share of any costs of conversion of the Fund’s shareholder service from AFS to a successor. In the event of termination of this Agreement and all corresponding agreements with all the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies. To the extent any such assets are sold by AFS to CRMC and/or any of its affiliates, such sales shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the Review and Advisory Committee. After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to any capital or paid-in surplus of AFS that shall have been contributed by CRMC or its affiliates shall be set aside in cash for distribution to CRMC upon liquidation of AFS. Any other capital or surplus and any assets of AFS remaining after the foregoing provisions for liabilities and return of capital or paid-in surplus to CRMC shall be distributed to the participating investment companies in such proportions as may be determined by the Review and Advisory Committee.

12.             In the event of disagreement between the Fund and AFS, or between the Fund and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the Review and Advisory Committee for resolution. If the Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.

13.             The obligations of the Fund under this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund itself. AFS agrees to look solely to the assets of the Fund for the satisfaction of any liability of the Fund in respect to this Agreement and will not seek recourse against such trustees, officers, employees, agents or shareholders, or any of them or their personal assets for such satisfaction.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized, as of June 7, 2024.

AMERICAN FUNDS SERVICE COMPANY	capital group completion fund
series

By /s/ Joshua R. Diggs	By /s/Courtney R. Taylor
Joshua R. Diggs	Courtney R. Taylor
Secretary	Secretary

EXHIBIT A

to the

Shareholder Services Agreement

AFS or any third party with whom AFS or its affiliates may contract (AFS and any such third-party are collectively referred to as “Service Provider”) shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for the Fund’s shares and shall provide such additional related services as the Fund’s shares may from time to time require.

1.	Record Maintenance

The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to the Fund’s shareholders holding the Fund’s shares in a Service Provider account (“Customers”) the following records:

a.	Number of shares;

b.                 Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.                  Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

d.                 Records of distributions and dividend payments; and

e.                  Any transfers of shares.

2.	Shareholder Communications

Service Provider shall:

a.                  Provide to a shareholder mailing agent for the purpose of delivering certain Fund-related material the names and addresses of all Customers. The Fund-related material shall consist of updated summary prospectuses and/or prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Fund related material to its Customers.

b.                 Deliver current Fund summary prospectuses, prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements.

c.                  Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of shares of the Fund owned by such Customer and the net asset value of shares of the Fund as of a recent date.

d.                 Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of shares of the Fund.

e.                  Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

f.                    With respect to shares of the Fund purchased by Customers, provide average cost basis reporting to Customers to assist them in preparation of their income tax returns.

g.                 If the Service Provider accepts transactions in the Fund’s shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(e) to its own Customers.

3.	Transactional Services

The Service Provider shall communicate to its Customers, as to shares of the Fund, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers. The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of the Fund, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

4.	Tax Information Returns and Reports

The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting: (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

5.	Fund Communications

The Service Provider shall, upon request by the Fund, on each business day, report the number of shares on which the transfer agency fee is to be paid pursuant to this Agreement. The Service Provider shall also provide the Fund with a monthly invoice.

6.	Coordination, Oversight and Monitoring of Service Providers

As set forth in the Administrative Services Agreement between the Fund and CRMC, CRMC shall coordinate, monitor and oversee the activities performed by the Service Providers with which AFS or its affiliates contract. AFS shall monitor Service Providers’ provision of services including the delivery of Customer account statements and all Fund-related material, including summary prospectuses and/or prospectuses, shareholder reports, and proxies.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth on the signature page by and between Capital Group Completion Fund Series, a Delaware statutory trust (the “Fund”), and the trustee of the Fund whose name is set forth on the signature page (the “Board Member”).

WHEREAS, the Board Member is a trustee of the Fund, and the Fund wishes the Board Member to continue to serve in that capacity; and

WHEREAS, the Agreement and Declaration of Trust of the Fund (the “Trust Instrument”) and By-Laws of the Fund and applicable federal and Delaware laws permit the Fund to contractually obligate itself to indemnify and hold the Board Member harmless to the fullest extent permitted by law;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below. Certain capitalized terms used herein are defined in Section 5.

1. Indemnification. The Fund shall indemnify and hold harmless the Board Member against any liabilities or Expenses (collectively, “Liability”) actually and reasonably incurred by the Board Member in any Proceeding arising out of or in connection with the Board Member’s service to the Fund, to the fullest extent permitted by the Trust Instrument and By-Laws of the Fund and the laws of the State of Delaware, the Securities Act of 1933, and the Investment Company Act of 1940, as now or hereafter in force, subject to the provisions of paragraphs (a), (b) and (c) of this Section 1. The Fund’s Board of Trustees shall take such actions as may be necessary to carry out the intent of these indemnification provisions and shall not amend the Fund’s Trust Instrument or By-laws to limit or eliminate the right to indemnification provided herein with respect to acts or omissions occurring prior to such amendment or repeal.

(a) Special Condition. With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be indemnified pursuant to this Section 1 against any Liability unless such Liability arises by reason of the Board Member’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in such Section 17(h) of the Investment Company Act of 1940, as amended (“Disabling Conduct”).

(b) Special Process Condition. With respect to Liability to the Fund or its shareholders, no indemnification shall be made unless a determination has been made by reasonable and fair means that the Board Member has not engaged in Disabling Conduct. Such reasonable and fair means shall be established in conformity with then applicable federal and Delaware law and administrative interpretations. In any determination with respect to Disabling Conduct, a trustee requesting indemnification who is not an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, shall be afforded a rebuttable presumption that such trustee did not engage in such conduct while acting in his or her capacity as a trustee.

       (c) State Law Restrictions. In accordance with the Delaware Statutory Trust Act, the Board Member shall not be indemnified and held harmless pursuant to this Section 1 if the substantive and procedural standards for indemnification under such law have not been met.

2. Advancement of Expenses. The Fund shall promptly advance funds to the Board Member to cover any and all Expenses the Board Member incurs with respect to any Proceeding arising out of or in connection with the Board Member’s service to the Fund, to the fullest extent permitted by the laws of the State of Delaware, the Securities Act of 1933, and the Investment Company Act of 1940, as such statutes are now or hereafter in force, subject to the provisions of paragraphs (a) and (b) of this Section 2.

(a) Affirmation of Conduct. A request by the Board Member for advancement of funds pursuant to this Section 2 shall be accompanied by the Board Member’s written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and such other statements, documents or undertakings as may be required under applicable federal and Delaware law.

(b) Special Conditions to Advancement. With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be entitled to advancements of Expenses pursuant to this Section 2 against any Liability to the Fund or its shareholders if (1) the Fund has obtained assurances to the extent required by applicable federal and Delaware law, such as by obtaining insurance or receiving collateral provided by the Board Member, to the reasonable satisfaction of the Board, that the advance will be repaid if the Board Member is found to have engaged in Disabling Conduct, or (2) the Board has a reasonable belief that the Board Member has not engaged in Disabling Conduct and ultimately will be entitled to indemnification. In forming such a reasonable belief, the Board of Trustees shall act in conformity with then applicable federal and Delaware law and administrative interpretations, and shall afford a trustee requesting an advance who is not an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, a rebuttable presumption that such trustee did not engage in Disabling Conduct while acting in his or her capacity as a trustee.

3. Procedure for Determination of Entitlement to Indemnification and Advancements. A request by the Board Member for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Board Member. The Secretary of the Fund shall promptly advise the Board of such request.

(a) Methods of Determination. Upon the Board Member’s request for indemnification or advancement of Expenses, a determination with respect to the Board Member’s entitlement thereto shall be made by the Board or Independent Counsel in accordance with applicable federal and Delaware law. The Board Member shall have the right, in his or her sole discretion, to have Independent Counsel make such a determination. The Board Member shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Board Member and reasonably necessary to such determination. Any Expenses incurred by the Board Member in so cooperating shall be borne by the Fund, irrespective of the determination as to the Board Member’s entitlement to indemnification or advancement of Expenses.

(b) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Board of Trustees shall select the Independent Counsel, and the Secretary of the Fund shall give written notice to the Board Member advising the Board Member of the identity of the Independent Counsel selected. The Board Member may, within five days after receipt of such written notice, deliver to the Secretary of the Fund a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 4, and shall set forth with particularity the factual basis of such assertion. Upon such objection, the Board of Trustees, acting in conformity with applicable federal and Delaware law, shall select another Independent Counsel.

If within fourteen days after submission by the Board Member of a written request for indemnification or advancement of Expenses no such Independent Counsel shall have been selected without objection, then either the Board or the Board Member may petition the Chancery Court of the State of Delaware or any other court of competent jurisdiction for resolution of any objection that shall have been made to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

The Fund shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

(c) Failure to Make Timely Determination. If the person or persons empowered or selected to determine whether the Board Member is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the Secretary of the Fund of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Board Member shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make the Board Member’s statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable federal and Delaware law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

(d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Section 1 or Section 2 (or is deemed to be made pursuant to paragraph (c) of this Section 3) that the Board Member is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Board Member shall be made within ten days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information). If such payment is not made when due, the Board Member shall be entitled to an adjudication in a court of competent jurisdiction of the Board Member’s entitlement to such indemnification or advancements. The Board Member shall commence such proceeding seeking an adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph (d). In any such proceeding, the Fund shall be bound by the determination that the Board Member is entitled to indemnification or advancements, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, or (ii) a prohibition of such indemnification or advancements under applicable federal and Delaware law.

(e) Appeal of Adverse Determination. If a determination is made that the Board Member is not entitled to indemnification or advancements, the Board Member shall be entitled to an adjudication of such matter in any court of competent jurisdiction. Alternatively, the Board Member, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Board Member shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made. Any such judicial proceeding or arbitration shall be conducted in all respect as a de novo trial or arbitration on the merits, and the Board Member shall not be prejudiced by reason of such adverse determination.

(f) Expenses of Appeal. If the Board Member seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Board Member shall be entitled to recover from the Fund, and shall be indemnified by the Fund against, any and all Expenses actually and reasonably incurred by the Board Member in such judicial adjudication or arbitration, but only if the Board Member prevails therein. If it shall be determined in such judicial adjudication or arbitration that the Board Member is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Board Member in connection with such judicial adjudication or arbitration shall be prorated as the court or arbitrator determines to be appropriate.

(g) Validity of Agreement. In any judicial proceeding or arbitration commenced pursuant to this Section 3, the Fund shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Fund, and shall stipulate in any such court or before any such arbitrator that the Fund is bound by all the provisions of this Agreement.

4. General Provisions.

(a) Non-Exclusive Rights. The provisions for indemnification of, and advancement of Expenses to, the Board Member set forth in this Agreement shall not be deemed exclusive of any other rights to which the Board Member may otherwise be entitled. Notwithstanding the previous sentence, the indemnification provided for in this Agreement is in lieu of, and not in addition to, the indemnification set forth in the Trust Instrument. The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Board Member has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(b) Continuation of Provisions. This Agreement shall be binding upon all successors of the Fund, including without limitation any transferee of all or substantially all assets of the Fund and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Board Member’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue until the later of (1) ten years after the Board Member has ceased to provide any service to the Fund, and (2) the final termination of all Proceedings in respect of which the Board Member has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Board Member pursuant to Section 3 relating thereto. Unless required by applicable federal or Delaware law, no amendment of the Trust Instrument or By-Laws of the Fund shall limit or eliminate the right of the Board Member to indemnification and advancement of Expenses set forth in this Agreement with respect to acts or omissions occurring prior to such amendment or repeal. In the event the Fund or any successor shall discontinue its operations within the term of this Agreement, adequate provision shall be made to honor the Fund’s obligations under this Agreement.

(c) Selection of Counsel. Counsel selected by the Board shall be entitled to assume the defense of any Proceeding for which the Board Member seeks indemnification or advancement of Expenses under this Agreement. However, counsel selected by the Board Member shall conduct the defense of the Board Member to the extent reasonably determined by such counsel to be necessary to protect the interests of the Board Member, and the Fund shall indemnify the Board Member therefor to the extent otherwise permitted under this Agreement, if (1) the Board Member reasonably determines that there may be a conflict in the Proceeding between the positions of the Board Member and the positions of the Fund or the other parties to the Proceeding that are indemnified by the Fund and not represented by separate counsel, or the Board Member otherwise reasonably concludes that representation of both the Board Member, the Fund and such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Board Member but neither the Fund nor any such other party and the Board Member reasonably withholds consent to being represented by counsel selected by the Fund. If the Board has not selected counsel to assume the defense of any such Proceeding for the Board Member within thirty days after receiving written notice thereof from the Board Member, the Fund shall be deemed to have waived any right it might otherwise have to assume such defense.

(d) D&O Insurance. For a period of at least six years after the Board Member has ceased to provide services to the Fund, the Fund shall purchase and maintain in effect, through “tail” or other appropriate coverage, one or more policies of insurance on behalf of the Board Member to the maximum extent of the coverage provided to the active members of the Board of Trustees of the Fund.

(e) Subrogation. In the event of any payment by the Fund pursuant to this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Board Member, who shall, upon reasonable written request by the Fund and at the Fund’s expense, execute all such documents and take all such reasonable actions as are necessary to enable the Fund to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Fund or the Board Member to proceed or collect against any insurers and to give such insurers any rights against the Fund under or with respect to this Agreement, including without limitation any right to be subrogated to the Board Member’s rights hereunder, unless otherwise expressly agreed to by the Fund in writing, and the obligation of such insurers to the Fund and the Board Member shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(f) Notice of Proceedings. The Board Member shall promptly notify the Secretary of the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Board Member’s rights or the Fund’s obligations under this Agreement.

(g) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, (2) by nationally recognized overnight courier service or (3) by tested electronic means.

(h) Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Fund and the Board Member pertaining to the subject matter of indemnification, advancement of Expenses and insurance. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

(j) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

       (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

(l) Applicable Law. This Agreement shall be governed by and construed and enforce in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” means the board of trustees of the Fund, excluding those members of the board of trustees who are not eligible under applicable federal or Delaware law to participate in making a particular determination pursuant to Section 3 of this Agreement; provided, however, that if no two members of the Board of Trustees are eligible to participate, Board shall mean Independent Counsel.

(b) “Disabling Conduct” shall be as defined in Section 1.

(c) “Expenses” shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding.

(d) “Final termination of a Proceeding” shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

(e) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Fund or the Board Member in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or the Board Member in an action to determine the Board Member’s rights pursuant to this Agreement, regardless of when the Board Member’s act or failure to act occurred.

(f) “Independent Board Member” shall mean a trustee of the Fund who is neither an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought.

(g) “Liability shall be as defined in Section 1.

(h) “Proceeding” shall include without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing, or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative or investigative, and shall also include any proceeding brought by the Board Member against the Fund.

(i) The Board Member’s “service to the Fund” shall include without limitation the Board Member’s service as a trustee, officer, employee, agent or representative of the Fund, and his or her service at the request of the Fund as a director, trustee, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Francisco G. Cigarroa

Address for notices:

University of Texas Health San Antonio

7703 Floyd Curl Drive

Transplant Center MC 7858

San Antonio, TX 78229-3901

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Nariman Farvardin

Address for notices:

Stevens Institute of Technology

1 Castle Point on Hudson

Hoxie House

Hoboken, NJ 07030

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Jennifer C. Feikin

Address for notices:

5379 Old Ranch Road

Park City, UT 84098

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Leslie Stone Heisz

Address for notices:

1300 Monaco Drive

Pacific Palisades, CA 90272

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Mary Davis Holt

Address for notices:

1801 Edgehill Drive

Alexandria, VA 22307

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Merit E. Janow

Address for notices:

49 East 96th Street, Apt. 6E

New York, NY 10128

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Margaret Spellings

Address for notices:

Bipartisan Policy Center

1225 I Street NW, Suite 1000

Washington , DC 20005

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Alexandra Trower

Address for notices:

1120 Park Avenue, 18C

New York, NY 10128

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: June 7, 2024

CAPITAL GROUP COMPLETION FUND SERIES

a Delaware Statutory Trust

By:

Name: Courtney R. Taylor

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

Name: Paul S. Williams

Address for notices:

204 Springbrook Drive

Columbus, OH 43230

capital group completion fund SERIES

ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, CAPITAL GROUP COMPLETION FUND SERIES (the “Trust”), a Delaware statutory trust series on behalf of its initial fund, Capital Group Core Bond Completion Fund (the “Fund”), is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that offers one class of shares;

WHEREAS, Capital Research and Management Company (the “Investment Adviser”), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies;

WHEREAS, the Fund wishes to have the Investment Adviser assist financial advisers and other intermediaries with their provision of service to shareholders of the Fund and to arrange for and coordinate, monitor and oversee the activities performed by the third parties with which the Investment Adviser or its affiliates contract for the provision of sub-transfer agency services (the “administrative services”);

WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such administrative services for the Fund’s shares on the terms and conditions set forth herein; and

WHEREAS, the Fund and the Investment Adviser wish to enter into an Administrative Services Agreement (“Agreement”) whereby the Investment Adviser would perform or cause to be performed such administrative services for the Fund’s shares;

NOW, THEREFORE, the parties agree as follows:

1.                  Services. During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

2.                  Fees. In consideration of administrative services performed by the Investment Adviser for the Fund’s shares the Fund shall pay the Investment Adviser an administrative services fee (“administrative fee”). For all share classes of the Fund, the administrative fee shall accrue daily and shall be calculated at a rate agreed to by the parties. The administrative fee shall be invoiced and paid within 30 days after the end of the month in which the administrative services were performed.

3.                  Effective Date and Termination of Agreement. This Agreement shall become effective on June 7, 2024 and unless terminated sooner it shall continue in effect until April 30, 2025. It may thereafter be continued from year to year only with the approval of a majority of those trustees of the Fund who are not “interested persons” of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the “Independent Trustees”). This Agreement may be terminated as to the Fund as a whole or any class of shares individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days’ prior written notice to the Fund.

4.                  Amendment. No material amendment to this Agreement shall be made unless such amendment is approved by the vote of a majority of the Independent Trustees.

5.                  Assignment. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term “assignment” shall have the meaning set forth in the 1940 Act. Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with its affiliates for the provision of administrative services on behalf of the Fund.

6.                  Issuance of Series of Shares. If the Fund shall at any time issue shares in more than one series, this Agreement may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.

7.                  Choice of Law. This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized, as of June 7, 2024.

CAPITAL RESEARCH AND	capital group completion FUND
MANAGEMENT COMPANY	series

By: /s/ Walt Burkley	By: /s/ Courtney R. Taylor
Walt Burkley	Courtney R. Taylor
Senior Vice President &	Secretary
General Counsel

EXHIBIT A

to the

Administrative Services Agreement

1.	Assisting Financial Intermediaries in their Provision of Shareholder Services

The Investment Adviser shall assist financial advisers and other intermediaries in their provision of services to shareholders of the Fund. Such assistance shall include, but not be limited to, responding to a variety of inquiries such as cost basis information, retirement plan distribution requirements, Fund investment policies and Fund market timing policies. In addition, the Investment Adviser shall provide such intermediaries with in-depth information on current market developments and economic trends/forecasts and their effects on the Fund and detailed Fund analytics, and such other matters as may reasonably be requested by financial advisers or other intermediaries to assist them in their provision of service to shareholders of the Fund.

2.	Coordination, Oversight and Monitoring of Service Providers

The Investment Adviser shall monitor, coordinate and oversee the activities performed by the third parties with which it or its affiliates contract for the provision of sub-transfer agency services. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties. These procedures may, but need not, include monitoring compliance with the Fund prospectus.